RM ADVISER, LLC

REALTYMOGUL®

Income REIT

Q1/2025



RealtyMogul Income REIT

RealtyMogul Income REIT is a non-traded REIT, focused on providing monthly income to investors through debt and equity investments in a diversified pool of commercial real estate property types, including multifamily, retail, and office.

KEY OBJECTIVES*

To pay attractive and consistent cash distributions on a monthly basis,

To preserve, protect, increase, and return your capital contribution; and

To create a portfolio of diversified commercial real estate investments

RM ADVISER, LLC

*There is no guarantee that we will achieve our objectives.

The use of the terms "RealtyMogul Income REIT," the "Company," "we," or "our" in this presentation refers to RealtyMogul Income REIT, LLC, unless the context indicates otherwise.

RealtyMogul Income REIT

TOTAL ASSET VALUE[1]	TOTAL SQUARE FOOTAGE[2]	NUMBER OF REAL ESTATE INVESTMENTS[2]
$357M	2,048,691	15

Q1 ANNUALIZED DISTRIBUTION RATE[3]	DISTRIBUTION FREQUENCY[3]	CONSECUTIVE DISTRIBUTIONS[2,3]
6.0%	MONTHLY	102
	TAX REPORTING FORM: 1099-DIV	

INCEPTION TO DATE RETURN[4]	FIVE-YEAR RETURN[4]	THREE-YEAR RETURN[4]	ONE-YEAR RETURN[4]
4.4%	1.8%	-4.4%	-9.4%

*All data as of March 31, 2025 unless otherwise specified.

1 Aggregate value of properties owned by RealtyMogul Income REIT, LLC based on the most recent internal valuations as of the end of the fiscal quarter upon which our most recently announced net asset value ("NAV") per share is based pursuant to our valuation policies provided, however, the value of properties underlying investments acquired since the effective date of the most recently announced NAV per share is based on the most recent purchase price of such properties. The aggregate value of the properties underlying loans made by RealtyMogul Income REIT, LLC is based on independent appraisals dated within six months of the original acquisition dates by RM Adviser, LLC ("RM Adviser" or the "Manager"), Realty Mogul, Co. or Realty Mogul Commercial Capital, Co., as applicable. As with any methodology used to estimate value, the methodology employed by our affiliates' internal accountants or asset managers is based upon a number of estimates and assumptions about future events that may not be accurate or complete. For more information, see the section of our Offering Circular captioned "Description of Our Common Shares – Valuation Policies."

2 As of April 30, 2025.

3 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.

4 Returns shown reflect the percent change in the NAV per share from the beginning of the applicable period, plus the amount of any distribution per share declared in the period. All returns shown assume reinvestment of monthly distributions pursuant to RealtyMogul Income REIT's distribution reinvestment plan, are derived from unaudited financial information and are net of all RealtyMogul Income REIT expenses, including management fees. An individual shareholder's total return may vary from the total return, and there is no assurance that shareholders will be able to realize the estimated NAV per share upon attempting to sell their shares. Past performance is historical and not a guarantee of future results. Returns are annualized using a compounding method and are consistent with the IPA Practice Guideline 2018, as reported in the IPA/Stanger Monitor.

Portfolio Statistics[5]

PROPERTY TYPES


RETAIL
4%
MIXED-USE
4%
OFFICE
19%
MULTIFAMILY
73%

GEOGRAPHIC REGION


SOUTH
7%
WEST
13%
MIDWEST
52%
EAST
28%

INVESTMENT TYPES

JOINT VENTURE 96% PREFERRED EQUITY 4%

RM ADVISER, LLC

5 Based on the then-current outstanding real estate investment amounts as of April 30, 2025.

Distributions

In 2024, 100% of our distributions were classified as non-dividend distributions, also known as return of capital, which distributions are non-taxable in certain instances.[6,7]

The classification of our distributions as non-dividend distributions is due in part to depreciation and amortization from our real estate investments.[6,7] This is a benefit for our shareholders.[7] Since 100% of distributions in 2024 were classified as non-dividend distributions, shareholders would have otherwise needed a 10.14% return from a taxable investment to match its 6.0% annualized distribution rate for 2024.[6,7,8]

2024 DISTRIBUTION VS. TAX-EQUIVALENT YIELD



12.00%
10.00%
8.00%
6.00%
4.00%
2.00%
0.00%
6.00%
10.14%
Income REIT Annualized Distribution Rate FY 2024
Tax-Equivalent Yield Quarterly Distribution

6 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.

7 Non-dividend distributions are generally non-taxable to the extent that they do not exceed a shareholder's tax basis. Non-dividend distributions reduce a shareholder's tax basis in the year the distribution is received, and generally allows a shareholder to defer tax on the amount of the non-dividend distribution that does not exceed the shareholder's tax basis until the shareholder sells its common shares in the Company. Certain non-cash deductions, such as depreciation and amortization, lower the taxable income for dividend distributions. Non-dividend distributions that are tax deferred may permit a shareholder to characterize what would have been ordinary income dividend distributions as non-taxable return of capital. To the extent that the shareholder holds their common shares as a capital asset, the deferred tax may be taxed at capital gains rates when the shareholder sells its common shares in the Company. Shareholders should be aware that a REIT's return on capital percentage may vary significantly in a given year and, as a result, the impact of the tax law and any related advantages may vary significantly from year to year. Each shareholder's tax considerations are different and consulting a tax advisor is recommended. Any of the data provided herein should not be construed as investment, tax, accounting or legal advice.

8 The illustrative example assumes a maximum ordinary tax rate of 37% and includes the 3.8% Medicare surtax that is applied to net investment income above certain thresholds. Shareholders could be subject to state income tax in their state of residence which would lower the after-tax yield received by the shareholder. The illustrative example does not reflect the impact of increasing net operating income ("NOI"); an increasing NOI from higher rents would reduce the amount of non-dividend distributions. Past performance is not indicative of future results. Income REIT Annualized Distribution Rate reflects the daily distributions for 12 months ending December 31, 2024. Income REITs return of capital was 0% in 2019, 85% in 2020, 0% in 2021, 100% in 2022, 100% in 2023, and 100% in 2024.



Views From Management

$9.36 → $7.97

Last 12 Months NAV Per Share

(March 2024 to March 2025)

6.0%

Average Daily Distributions for the last 12 months[9]

First and foremost, we thank you for your continued trust and partnership. We remain acutely aware of the ongoing market headwinds that have impacted property valuations across the commercial real estate sector, including within our portfolio. While the broader environment remains complex, our team remains focused on managing through these challenges with discipline and a long-term view toward creating value for our investors.

Revisiting NAV Dynamics: Familiar Headwinds with New Pressures Emerging

Our Net Asset Value (NAV) per share reflects the estimated fair value of our portfolio's assets less liabilities, which include the value of our real estate investments, divided by shares outstanding. As in prior quarters, rising operating costs and moderate rental growth have continued to exert downward pressure on property valuations and, in turn, NAV. Specifically, average national year-over-year effective rent growth increased 0.9% in Q1 2025, according to CBRE, reflecting continued but modest rent growth for multifamily housing.

In addition to these familiar headwinds, Q1 2025 also brought the emergence of new and previously muted pressures, including:

Elevated Stress in the Commercial Real Estate Debt Markets

The commercial real estate debt markets continue to exhibit distress, particularly within the CLO and CMBS sectors. As of March 2025, the CLO distress rate stood at 14.4%, a reflection of the significant challenges property owners face in meeting their debt obligations as loans mature.[10]

9 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.
10 CRED iQ March 2025 Report

Views From Management
(cont.)

Elevated Stress in the Commercial Real Estate Debt Markets (cont.)

In the CMBS market, the overall delinquency rate increased to 6.65% in March, with the multifamily sector specifically increasing to 5.44%.[11] These trends underscore the mounting difficulties in refinancing or repaying loans at maturity, particularly in a higher interest rate environment with tightened lending standards.

We believe this rising distress in CLO and CMBS markets is a clear indicator of a broader maturity default issue in commercial real estate. The inability of many borrowers to refinance or repay loans at maturity is exerting downward pressure on valuations across the sector. This dynamic reinforces our focus on proactive portfolio management strategies, including careful monitoring of our debt maturities and engaging with lenders to preserve value for our investors in an increasingly challenging market environment.

Expected and Unexpected Consequences of New Tariff Policies

The evolving landscape of global trade has introduced a layer of unpredictability into commercial real estate operations. Tariff policies have been shifting rapidly in recent months, with new and revised measures announced that affect construction materials, property services, and consumer goods. While the precise impact of these changes on our portfolio remains uncertain, we recognize that the associated cost volatility poses both direct and indirect challenges to property valuations and operations.

11 Trepp March 2025 Delinquency Report

Views From Management
(cont.)

Expected and Unexpected Consequences of New Tariff Policies (cont.)

In response, we are maintaining close attention to each policy update to assess potential implications for our portfolio. We are focused on proactive strategies to navigate this unpredictability, including closely monitoring our operating expenses, engaging multiple vendors to secure competitive pricing, and ensuring resident affordability.

Reasons for Long-Term Optimism in Commercial Real Estate

While the current environment presents near-term challenges, we continue to hold a long-term positive view on the fundamentals of commercial real estate and the multifamily sector specifically.

Construction Starts Slowing

On the supply side, new construction activity is expected to slow meaningfully.

Following a period of elevated property deliveries with 2024 marking the highest annual number of deliveries on record per Yardi, new multifamily completions dropped from 120,000 units in Q4 2024 to just 71,000 units in Q1 2025. This drop represents a decline of more than 40% quarter-over-quarter.[12]

Furthermore, Yardi Matrix is projecting multifamily construction completions to fall by 31% in 2026 and 43% in 2027 as compared to 2024 before beginning to rebound in 2028 and 2029.[13,14] This slowdown is expected to ease competitive pressures on our existing portfolio, supporting higher occupancy and improved pricing in the medium to long term.

12 CBRE Q1 2025 Multifamily Report
13 Yardi Matrix April 2025 National Multifamily Report
14 Yardi Matrix Q4 2024 Multifamily Supply Forecast

Views From Management
(cont.)

U.S. Housing Shortage

This extended period of reduced construction comes at a time when the United States continues to face a structural housing shortage. Research from the National Multifamily Housing Council estimates that the country will need roughly 4.3 million new apartment units by 2035 to meet expected household formation and population growth.[15] With new supply projected to slow meaningfully over the next several years—and a full recovery in construction not expected until 2028 or later—this imbalance between supply and demand is likely to widen.

Long-Term Rent Growth and Occupancy

Despite the near-term challenges of elevated supply in select markets, we believe the long-term outlook for both rent growth and occupancy remains positive. With construction activity projected to decline meaningfully over the next several years and broader economic conditions stabilizing, rent growth is expected to accelerate in the back half of the decade. Specifically, according to Yardi Matrix, rent growth is projected to strengthen to an annual range of 3% to 4% between 2027 and 2030.[13] This outlook is reinforced by the broader structural housing shortage, which is expected to keep rental housing fundamentals favorable over the long term.

15 National Multifamily Housing Council

Views From Management
(cont.)

Elevated Mortgage Rates Reinforcing Renter Demand

In the shorter term, we believe that elevated mortgage rates, at 6.7% as of March 2025 per the Federal Reserve Bank of St. Louis, will continue to reinforce demand for multifamily housing. Homeowners with lower-rate mortgages are increasingly reluctant to sell, given the higher financing costs they would face upon moving, leading to a "lock-in" effect. At the same time, limited new single-family housing construction impacted by high construction costs and persistent material shortages has reduced available options for potential buyers.[16] These factors are expected to sustain higher renter demand in the near to medium term.

We believe these underlying factors position the multifamily sector as one of the most resilient and attractive asset classes over the long term. Our portfolio strategy remains focused on leveraging these fundamentals to deliver sustainable value for our investors.

Looking Ahead

As we navigate the current environment, we remain focused on actively managing through today's valuation pressures while positioning the portfolio for long-term performance. We understand the frustration that ongoing valuation pressure can create for investors, and we do not take these challenges lightly.

16 U.S. Census Bureau Monthly New Residential Construction, April 2025

Views From Management
(cont.)

Looking Ahead (cont.)

We believe the supply-demand dynamics taking shape today set the stage for improved market conditions over the medium to long term. A meaningful slowdown in new construction, paired with a well-documented housing shortage, is expected to ease competitive pressures and support stronger rent growth and occupancy in the years ahead. These factors, combined with our ongoing focus on disciplined portfolio management, position us to navigate near-term volatility while preserving and building long-term value on behalf of our investors.

As part of our proactive approach, we are preserving cash reserves to both support properties in our portfolio during this volatile period and to position ourselves to seize new opportunities as they emerge. As of May 2025, approximately 12% of the REIT is held in cash and liquid securities, providing a strong liquidity position that allows us to act strategically. Occupancy improved over 2% quarter-over-quarter to 93.0% as of Q1, underscoring the effectiveness of our efforts to maintain stable cash flows amid ongoing market uncertainty. Rent collections also remained consistent quarter-over-quarter at 98%, reflecting the success of our resident engagement initiatives and the integration of cutting-edge technology, including EliseAI, to enhance efficiency and strengthen collection efforts. Finally, we've focused on proactively tackling retail and office lease renewals in order to maintain operational stability and reduce vacancy risk.

We remain committed to transparency and to providing ongoing updates as market conditions evolve. We appreciate your continued confidence and look forward to working together to capture the opportunities that lie ahead.

Geography



15

Real Estate Investments

14 JOINT VENTURES | 1 PREFERRED EQUITY INVESTMENT

UNDERLYING REAL ESTATE SPREAD ACROSS SEVEN STATES

RM ADVISER, LLC

Investment History[17]

INVESTMENT TYPE


10%
SENIOR DEBT
3%
SUBORDINATED DEBT
11%
MEZZANINE DEBT
13%
PREFERRED EQUITY
63%
JV EQUITY

PRODUCT TYPE


4%
FLEX
2%
SELF-STORAGE
13%
RETAIL
55%
MULTIFAMILY
26%
OFFICE

Since inception in August 2016, Income REIT has made 39 real estate investments, totaling over $161 million. To date, 24 of these investments have successfully paid back in full, totaling over $66 million in principal investment value returned.

RM ADVISER LLC

17 Based on all historical real estate investments acquired by RealtyMogul Income REIT from inception on August 12, 2016 through April 30, 2025.

Distributions



DISTRIBUTIONS

6.0%

Monthly Distribution

declared during Q1 2025 equated to approximately 6.0% on an annualized basis based upon net asset value.[18]

RM ADVISER LLC

18 Distributions in 2023 and 2024 have been paid in part from sources other than cash flow from operations, including net proceeds from our offering, cash advances by our Manager, cash resulting from a waiver of fees or reimbursements due to our Manager, borrowings and the issuance of additional securities. There is no guarantee that shareholders will receive distributions in the future, and the board of managers may declare lower distributions or no distributions at all for any given period.

Rent Collections

98%
Q1 2025 RENT COLLECTIONS

AVERAGE

96.0% 24Q2	97.7% 24Q3
97.5% 24Q4	98.1% 25Q1

Average quarterly rent collection rate calculation based only on JV Equity investments and excludes debt and preferred equity investments.

Occupancy

AVERAGE QUARTERLY Occupancy Rates

Average quarterly occupancy rate calculation based only on JV Equity investments and excludes debt and preferred equity investments.

Quarter	Occupancy
24Q2	91.4%
24Q3	92.2%
24Q4	90.6%
25Q1	93.0%

Current Multifamily Renovation Projects

25Q1

PROPERTY	UNITS RENOVATED	TOTAL UNITS TO BE RENOVATED	PERCENT COMPLETE	AVERAGE INCREASE (LEASED UNITS)	RENT INCREASE OVER PRIOR RENTS
HAMPTONS	102	114	89.5%	$317/MONTH	31.9%
POHLIG	27	28	96.4%	$205/MONTH	16.2%
TURTLE CREEK	86	96	89.6%	$142/MONTH	10.5%
KINGS LANDING	99	152	65.1%	$291/MONTH	19.4%
BENTLEY APT	106	138	76.8%	$196/MONTH	15.4%
HAVERFORD PLACE	91	160	56.9%	$231/MONTH	19.6%
223 E TOWN	50	84	59.5%	$50/MONTH	3.3%
TOTAL / WEIGHTED AVERAGE	**561**	**772**	**72.7%**	**$220/MONTH**	**18.0%**



Investment Activity

CURRENT PORTFOLIO OVERVIEW[19]

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	INTEREST RATE
TEXAS RETAIL PORTFOLIO	MULTIPLE LOCATIONS, TX	7/18/17	RETAIL	PREFERRED EQUITY	$3,325,000	14.00%
THE HAMPTONS APARTMENTS	VIRGINIA BEACH, VA	10/9/19	MULTIFAMILY	JV EQUITY	$10,427,966	N/A
COLUMBUS OFFICE PORTFOLIO	COLUMBUS, OH	11/5/19	OFFICE	JV EQUITY	$7,826,619	N/A
POHLIG BOX FACTORY & SUPERIOR WAREHOUSE	RICHMOND, VA	2/19/20	MULTIFAMILY	JV EQUITY	$7,574,307	N/A
LUBBOCK MEDICAL OFFICE BUILDING	LUBBOCK, TX	6/26/20	MEDICAL OFFICE	JV EQUITY	$2,926,477	N/A
TURTLE CREEK	FENTON, MO	1/28/21	MULTIFAMILY	JV EQUITY	$6,000,000	N/A
KINGS LANDING[20]	CREVE COEUR, MO	7/28/21	MULTIFAMILY	MEMBER LOAN / JV EQUITY	$11,609,066	N/A
MINNEHAHA MEADOWS	VANCOUVER, WA	9/20/21	MULTIFAMILY	JV EQUITY	$3,355,018	N/A
ROOSEVELT COMMONS	VANCOUVER, WA	9/20/21	MULTIFAMILY	JV EQUITY	$3,209,112	N/A
BENTLEY APARTMENTS	GROVE CITY, OH	10/13/21	MULTIFAMILY	JV EQUITY	$8,000,000	N/A
HAVERFORD PLACE	GEORGETOWN, KY	2/2/22	MULTIFAMILY	JV EQUITY	$9,000,000	N/A
EDISON APARTMENTS	GRESHAM, OR	3/30/22	MULTIFAMILY	JV EQUITY	$5,500,000	N/A
COLUMBIA SQUARE	CINCINNATI, OH	8/23/22	MIXED-USE	JV EQUITY	$4,000,000	N/A
ACROPOLIS	BEAVERCREEK, OH	6/9/23	OFFICE	JV EQUITY	$7,700,000	N/A
223 E TOWN APARTMENTS	COLUMBUS, OH	3/5/24	MULTIFAMILY	JV EQUITY	$4,500,000	N/A
TOTAL					**$94,953,565**	

19 All data as of April 30, 2025 unless otherwise specified. All preferred equity investments are performing and paid current as of April 30, 2025.
20 On June 16, 2023, August 29, 2024, and September 16, 2024, we made member loans to the joint venture entity in the amounts of $291,566, $3,200,000, and $117,500, respectively. The member loans described above have priority over distributions to Kings Landing Investors and must be paid in full, including accrued interest, before any distributions to holders of common equity.

Investment Activity

HISTORICAL INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	DATE SOLD
CALIFORNIA SELF STORAGE FACILITY	GARDEN GROVE, CA	8/19/16	SELF-STORAGE	MEZZANINE DEBT	$3,915,000	3/29/17
HANFORD RETAIL CENTER	HANFORD, CA	3/31/17	RETAIL	SENIOR DEBT	$1,900,000	12/12/17
WYCKOFF AVENUE APARTMENTS	BROOKLYN, NY	6/20/17	MULTIFAMILY	JUNIOR PARTICIPATION	$1,350,000	6/13/18
ANIMAS FLEX	WEST CHESTER, PA	1/11/17	FLEX	PREFERRED EQUITY	$1,460,525	9/18/18
JADAK HQ	SYRACUSE, NY	6/28/17	FLEX	PREFERRED EQUITY	$1,500,000	6/3/19
CROSSROADS SOUTH	JONESBORO, GA	8/3/17	RETAIL	PREFERRED EQUITY	$1,250,000	6/24/19
CORONA MARKETPLACE	CORONA, CA	8/17/17	RETAIL	MEZZANINE DEBT	$3,549,300	7/2/19
ORANGE TREE VILLAGE	TUCSON, AZ	4/23/18	MULTIFAMILY	PREFERRED EQUITY	$2,275,000	7/16/19
NORTHSIDE AT JOHNS CREEK	SUWANEE, GA	6/20/17	OFFICE	SUBORDINATED DEBT	$1,500,000	8/30/19
PARKWAY PLAZA	SAN ANTONIO, TX	2/17/17	OFFICE	MEZZANINE DEBT	$3,400,000	12/30/19
HARBOR HILLS PLAZA	LA HABRA, CA	3/16/18	RETAIL	PREFERRED EQUITY	$1,900,000	1/31/19
378 MOSS STREET	CHULA VISTA, CA	11/15/17	MULTIFAMILY	SENIOR DEBT	$4,490,000	2/6/20
RIVERSIDE OFFICE PORTFOLIO	RIVERSIDE, CA	10/22/18	OFFICE	MEZZANINE DEBT	$2,500,000	3/6/20
NAUGATUCK VALLEY SHOPPING CENTER	WATERBURY, CA	10/23/18	RETAIL	PREFERRED EQUITY	$3,000,000	3/16/20

CHART CONTINUES ON NEXT PAGE

Investment Activity

HISTORICAL INVESTMENTS

ASSET	LOCATION	ACQUISITION DATE	PROPERTY TYPE	INVESTMENT TYPE	INVESTMENT AMOUNT	DATE SOLD
ASHLAN PARK SHOPPING CENTER	FRESNO, CA	11/19/2018	RETAIL	SUBORDINATED DEBT	$3,600,000	4/17/20
AMERIGROUP HQ	VIRGINA BEACH, VA	5/21/2018	OFFICE	PREFFERED EQUITY	$1,700,000	6/9/20
2395 29TH AVE	SAN FRANCISCO, CA	2/16/18	MULTIFAMILY	SENIOR DEBT	$4,750,000	7/29/20
PORTLAND OFFICE	PORTLAND, OR	11/27/18	OFFICE	SENIOR DEBT	$3,950,000	10/15/20
PENSACOLA MARKETPLACE	PENSACOLA, FL	6/12/17	RETAIL	MEZZANINE DEBT	$1,125,000	3/31/21
SYNCHRONY FINANCIAL OFFICE	CANTON, OH	8/19/16	OFFICE	PREFERRED EQUITY	$2,000,000	6/25/21
NV ENERGY NNN	LAS VEGAS, NV	7/9/20	OFFICE	JV EQUITY	$6,000,000	12/31/21
HIGHLAND PLACE	CENTENNIAL, CO	3/22/17	OFFICE	MEZZANINE DEBT	$2,300,000	2/16/22
SHILOH PLACE APARTMENTS	PLANO, TX	11/18/20	MULTIFAMILY	PREFERRED EQUITY	$2,323,030	5/18/22
LA PRIVADA	EL PASO, TX	5/31/19	MULTIFAMILY	JV EQUITY	$4,748,228	3/20/25
TOTAL					**$66,486,083**	

Investment Updates

TEXAS RETAIL PORTFOLIO


BUFFALO
WILD WINGS

LOCATION:
MULTIPLE LOCATIONS, TX

PROPERTY TYPE:
RETAIL

INVESTMENT AMOUNT:
$3,325,000

INVESTMENT TYPE:
PREFERRED EQUITY

ACQUISITION DATE:
7/18/2017

MATURITY DATE:
7/6/2027

BUSINESS PLAN:
The borrower used the proceeds of the investment to refinance another loan and fund escrows and closing costs.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q1 at 99%, and the borrower is current on its interest payments as of March 2025.

THE HAMPTONS APARTMENTS



LOCATION:
VIRGINIA BEACH, VA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$10,427,966

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
10/9/2019

BUSINESS PLAN:
Acquire and renovate a Class B multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 84%. Exterior capital items completed include new exterior paint and signage, landscaping upgrades, new laundry rooms, balcony and stairwell replacements, and a new gym and leasing office. As of March 2025, 102 of the 114 free-market units have been renovated since acquisition. Of those 102 units, 101 have been leased at an average premium of $317/month, or 32% over prior rents.

Investment Updates

COLUMBUS OFFICE PORTFOLIO





LOCATION:
COLUMBUS, OH

PROPERTY TYPE:
OFFICE

INVESTMENT AMOUNT:
$7,826,619

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
11/5/2019

BUSINESS PLAN:
Acquire a highly occupied office portfolio, perform capital improvements and execute a lease-up strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q1 at 71%. The acquisition loan, which matured in November 2024 and was subsequently extended to February 2025 was again extended to August 2025 with the potential to further extend the loan at that time by two years if certain conditions are met. The current loan extension was executed to provide additional time to explore a longer term extension, refinance or sale of one or both of the assets in the portfolio. To that end, the real estate company has begun to explore a sale of the Grandview asset. Sale options remain limited, and the real estate company will pursue all three paths simultaneously.

POHLIG BOX FACTORY & SUPERIOR WAREHOUSE


POHLIG BROS
MANUFACTURERS

LOCATION:
RICHMOND, VA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$7,574,307

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
2/19/2020

BUSINESS PLAN:
Acquire and renovate a Class A- two-property, mixed-use apartment community.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q1 at 92%. At the Pohlig Box Factory property, the real estate company is performing regular unit turns. At the Superior Warehouse property, the real estate company is performing full unit renovations, and as of March 2025, 27 of the 28 units were renovated. Of those 27 units, all have been leased at an average premium of $205/month, or 16% over prior rents. The remaining unit has not been renovated but is achieving post-renovation rents. Exterior capital projects have been completed, which included improvements to the roofs, courtyard, hallways and lobby. Additionally, two separate retail tenants totaling 2,191 SF executed lease extensions in Q1 and Q2 2025 and as of Q1 the retail spaces are 100% leased.

Investment Updates

LUBBOCK MEDICAL OFFICE BUILDING



LOCATION:
LUBBOCK, TX

PROPERTY TYPE:
MEDICAL OFFICE

INVESTMENT AMOUNT:
$2,926,477

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/26/2020

BUSINESS PLAN:
Acquire a medical office building that is triple-net leased to a credit tenant with a long-term lease.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 100% by a credit tenant, Covenant Health System through August, 2031. As of March 2025, the tenant is current on its rent.

TURTLE CREEK


212

LOCATION:
FENTON, MO

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$6,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
1/27/2021

BUSINESS PLAN:
Acquire a multifamily apartment community with potential for steady cash flow.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 95%. As of March 2025, 86 of the 96 classic units have been renovated since acquisition. Of those 86 units, 84 have been leased at an average premium of $142/month, or 10% over prior rents, and unit renovation costs have been below budget. Signage, pergola, benches, grills, landscaping, parking lot, and pool work have been completed.

Investment Updates

KINGS LANDING



LOCATION:
CREVE COEUR, MO

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$11,609,066

INVESTMENT TYPE:
MEMBER LOAN/ JOINT VENTURE EQUITY

ACQUISITION DATE:
7/28/2021

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 93%. As of March 2025, 99 of the 152 units have been renovated since acquisition. Of those 99 units, 97 have been leased at an average premium of $291/month, or 19% over prior rents. Exterior paint/repairs, asphalt/concrete work, fitness center, interior hallway improvements, clubhouse, amenity space, roof repairs, exterior concrete work, landscaping, and drainage work have been completed.

MINNEHAHA MEADOWS



LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,355,018

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/20/2021

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 92%. New property signage, BBQ area, package lockers, playground equipment installation, fence work, and pet stations have been completed.

Investment Updates

ROOSEVELT COMMONS


F

LOCATION:
VANCOUVER, WA

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$3,209,112

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
9/20/2021

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 97%. Pet stations, BBQ area, package lockers, walking path, and signage work have been completed.

BENTLEY APARTMENTS



LOCATION:
GROVE CITY, OH

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$8,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
10/13/2021

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 95%. As of March 2025, 106 of the 138 units have been renovated since acquisition. Of those 106 units, all have been leased at an average premium of $196/month, or 15% over prior rents. The dog park, pool furniture installation, storage shed, landscaping and drainage, and shoring work on the property's structures have been completed.

Investment Updates

HAVERFORD PLACE



LOCATION:
GEORGETOWN, KY

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$9,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
2/2/2022

BUSINESS PLAN:
Acquire and renovate a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 96%. As of March 2025, 91 of the 160 units have been renovated since acquisition. Of those 91 units, all have been leased at an average premium of $231/month, or 20% over prior rents. The pool renovation, enhanced dog park, additional signage, fitness center, BBQ area, clubhouse/business center, and playground have been completed.

EDISON APARTMENTS



LOCATION:
GRESHAM, OR

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$5,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/30/2022

BUSINESS PLAN:
Acquire a highly occupied multifamily apartment community.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 98%. The wood re-staining, pergola, benches, grills, package lockers, and dog park have been completed.

Investment Updates

COLUMBIA SQUARE


ADVISORS

LOCATION:
CINCINNATI, OH

PROPERTY TYPE:
MIXED-USE

INVESTMENT AMOUNT:
$4,000,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
8/23/2022

BUSINESS PLAN:
Acquire a highly occupied mixed-use asset consisting of an office property and retail center, perform capital improvements and execute a lease-renewal strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q1 at 100%. The real estate company has completed improvements to refresh and modernize the first and second floor lobbies while beginning work on HVAC replacements. Additionally, the property executed a new 8-year lease on the 2,541 SF space in March 2025.

ACROPOLIS


ACROPOLIS

LOCATION:
BEAVERCREEK, OH

PROPERTY TYPE:
OFFICE

INVESTMENT AMOUNT:
$7,700,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
6/9/2023

BUSINESS PLAN:
Acquire a highly occupied office portfolio adjacent to one of the largest U.S. Air Force Bases, perform capital improvements and execute a lease renewal strategy.

ASSET MANAGEMENT UPDATE:
Portfolio occupancy ended Q1 at 96%. The property is in the process of completing tenant improvements for a number of tenants and is expected to complete lobby improvements in 2025.

Investment Updates

223 E TOWN



LOCATION:
COLUMBUS, OH

PROPERTY TYPE:
MULTIFAMILY

INVESTMENT AMOUNT:
$4,500,000

INVESTMENT TYPE:
JOINT VENTURE EQUITY

ACQUISITION DATE:
3/5/2024

BUSINESS PLAN:
Acquire a multifamily apartment community with the potential for steady cash flow.

ASSET MANAGEMENT UPDATE:
Property occupancy ended Q1 at 92%. As of March 2025, 50 of the 84 units have been renovated since acquisition. Of those 50 units, 43 have been leased at an average premium of $50/month, or 3% over prior rents. The renovation plan includes new backsplashes, updated kitchen and bathroom fixtures, and home technology package installations, which renovations have been completed under budget to date.

Net Asset Value (NAV)

The NAV per share calculation reflects the total value of our assets minus the total value of our liabilities, divided by the number of shares outstanding.

As with any methodology used to estimate value, the methodology employed calculating our NAV per share is based upon a number of estimates and assumptions about future events that may not be accurate or complete. Further, different parties using different assumptions and estimates could derive a different NAV per share, which could be significantly different from our calculated NAV per share. Our NAV will fluctuate over time and does not represent: (i) the price at which our shares would trade on a national securities exchange, (ii) the amount per share a shareholder would obtain if he, she or it tried to sell his, her or its shares or (iii) the amount per share shareholders would receive if we liquidated our assets and distributed the proceeds after paying all our expenses and liabilities.

*Our offering price per share equals our most recently announced NAV per share and will be adjusted at the beginning of every fiscal quarter (or as soon as commercially reasonable thereafter). On May 14, 2025, we announced that our NAV per share is $7.97, as of March 31, 2025. Accordingly, effective May 14, 2025, the offering price per share is $7.97. The price per share pursuant to our distribution reinvestment plan will equal our most recently announced NAV per share and any repurchases of shares made pursuant to our share repurchase program will be made at the most recent NAV per share (less any applicable discounts, as set forth in our offering circular).

Price
Per Share
(As of 5/14/25)*
$7.97

NAV
Per Share
(As of 3/31/25)
$7.97

Summary of Risks

Investing in RealtyMogul Income REIT's common shares is speculative and involves substantial risks. The "Risk Factors" section of the offering circular contains a detailed discussion of risks that should be considered before you invest.

These risks include, but are not limited to illiquidity, complete loss of capital, limited operating history, conflicts of interest and blind pool risk. RealtyMogul Income REIT's investments may be limited in assets or concentrated in a geographic region posing additional risks from natural disasters, economic downturns, and competition from other properties.

The annualized distribution rate is not a guarantee or projection of future distributions, and the board of managers may in the future declare lower distributions or no distributions at all for any given period. While the board of managers is under no obligation to do so, the annualized distribution rate assumes that the board of managers will declare quarterly distributions in the future similar to the distribution disclosed herein.

Risk Factors

Investing in the Company's common shares is speculative and involves substantial risks. The Company cannot assure you that it will attain its objectives or that the value of its assets will not decrease. Therefore, you should purchase these securities only if you can afford a complete loss of your investment.

You should carefully review the "Risk Factors" section of the Offering Circular which contains a detailed discussion of the material risks that you should consider before you invest in the common shares, a summary of which is provided below

Risk Factors:

- We have a limited operating history and there is no assurance that we will achieve our investment objectives.
- We may allocate the net proceeds from this offering to investments with which you may not agree.
- This is a blind pool offering as we have not identified all of the investments we intend to make. As such, you will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.
- Our ability to implement our investment strategy is dependent, in part, upon RM Securities' ability to successfully execute sales of our common shares on the Realty Mogul Platform, as defined below, which makes an investment in us more speculative
- There are conflicts of interest between us, our Manager and its affiliates.
- We depend on our Manager to select our investments and conduct our operations. We pay fees and expenses to our Manager and its affiliates that were determined as between related parties, and therefore we do not have the benefit of arm's length negotiations of the type normally conducted between unrelated parties.
- Our Manager's executive officers, and key real estate professionals are also officers, directors, managers and/or key professionals of Realty Mogul, Co. and its affiliates. As a result, they will face conflicts of interest, including time constraints and other conflicts created by our Manager's compensation arrangements with us and other affiliates of Realty Mogul, Co.
- Our Sponsor and Manager sponsors and advises RealtyMogul Apartment Growth REIT, Inc., respectively, a real estate program substantially similar to us, and they sponsor and advise additional companies that may compete with us, and neither our Sponsor nor our Manager has an exclusive management arrangement with us.
- By purchasing common shares in this offering, you are bound by the arbitration provisions contained in our subscription agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis.

Risk Factors

- This offering is being made pursuant to recently adopted rules and regulations under Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested.
- If we internalize our management functions, your interest in us could be diluted and we could incur other significant costs associated with being self-managed.
- Our Manager may change our targeted investments and asset allocation without the consent of shareholders, which could result in investments that are different from, and possibly riskier than, those described in this offering circular.
- We have paid, and may continue to pay, distributions from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities in this or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of your investment in our common shares.
- The internal accountants or asset managers of our Manager or its affiliates will calculate our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the amount that you might receive for your shares in a market transaction.
- Although we presently intend to complete a transaction providing liquidity to shareholders in the future, our LLC Agreement does not require our board of managers to pursue such a liquidity transaction.
- If we fail to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes and no relief provisions apply, we would be subject to entity-level federal income tax and, as a result, our cash available for distribution to our shareholders and the value of our shares could materially decrease.
- We may be subject to adverse legislative or regulatory tax changes.
- We will attempt to manage our portfolio so that we are not required to register as an investment company, such as a mutual fund. This may result in us not making potentially profitable investments, or in us disposing of investments at times that we otherwise would prefer to hold those investments.
- The compensation arrangements for our Manager, its affiliates and the personnel of our Manager and its affiliates may provide them an incentive to increase leverage in the Company or its investments, which may increase risk and volatility in the Company's performance.

Previous Quarterly Reports

If you are looking for previously shared Income REIT Quarterly Reports, you may find them here:

1. **Q4 2024 Income REIT Quarterly Report**
2. **Q3 2024 Income REIT Quarterly Report**
3. **Q2 2024 Income REIT Quarterly Report**
4. **Q1 2024 Income REIT Quarterly Report**